Exhibit 10.2
[Staples Letterhead]

Shira Goodman                                     June 15, 2016
40 Montrose Street
Newton, MA 02458

Shira,
Congratulations on your appointment as interim Chief Executive Officer of Staples.
As discussed, your compensation will be adjusted effective June 14, 2016 through the end of your interim CEO period to reflect the increased responsibilities of your new role.
In addition to your present annual salary of $700,000, you will receive a monthly stipend of $30,500 through the end of the interim CEO period.
Your annual cash incentive opportunity will increase from 85% to 150% for the balance of the interim period. The basis of the cash incentive calculation for the balance of the interim period will be current salary plus stipend at 150%. Actual payout will be determined based on company performance in accordance with Staples' Executive Officer Incentive Plan.
For the avoidance of doubt, any reduction of the foregoing stipend or increase at the end of the interim period shall not constitute “Good Reason” as defined and used in your Severance Benefits Agreement with Staples dated as of February 16, 2006 and amended as of December 23, 2008 and June 13, 2016.
On behalf of the Board and Staples shareholders, we wish you continued success in your new role.
Sincerely,
Paul F. Walsh
Chair, Compensation Committee